                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

December 17, 1998

Investor Contact:                       Media Contacts:

Holmes Products Corp.                   Holmes Products Corp.
Ira Morgenstern                         Fred Adair
Senior Vice President - Finance         Senior Vice President of Human Resources
508/634-8050                            508/634-8050
        or
The Rival Company
William L. Yager
President and Chief Operating Officer
W. Mark Meierhoffer
Senior Vice President
Finance and Administration
816/943-4100


              HOLMES PRODUCTS CORP. ANNOUNCES AGREEMENT TO ACQUIRE
                     THE RIVAL COMPANY FOR $13.75 PER SHARE


         Milford, Massachusetts and Kansas City, Missouri -Dec. 17, 1998 --Holmes Products Corp. ("Holmes"), a leading maker of consumer comfort products, and The Rival Company ("Rival")(NASDAQ:RIVL), a leading maker of small kitchen appliances and home environment products, today announced a definitive merger agreement under which Holmes will acquire Rival for approximately $127.8 million plus the assumption of debt.

         Under the terms of the merger agreement, unanimously approved by Rival's Board of Directors, Holmes, through its subsidiary, Moriarty Acquisition Corp., will commence a cash tender offer to purchase all outstanding shares of Rival common stock for $13.75 per share. The transaction is subject to customary closing conditions, including the valid tender of at least 70% of Rival's outstanding shares, and is expected to be completed during the first quarter of 1999. Any shares not purchased in the tender will be acquired for the same price in cash in a second-step merger.

         Debt and equity commitments have been received by Holmes to fund the tender offer and the merger, to refinance certain existing indebtedness of Rival and Holmes and to pay fees and expenses related to the transaction.

         The directors and certain officers of Rival have agreed to tender all of the Rival shares (approximately 11.3% of the outstanding shares) beneficially owned by them in the offer.

         "The merger of Holmes and Rival is unquestionably a win-win situation for both companies, our shareholders, our retail partners and consumers," said Jordan A. Kahn, president and chief executive officer of Holmes. "Rival is a respected company with strong brands in the kitchen appliance and home comfort markets, along with product distribution and geographic expansion capabilities that complement Holmes' established strengths."

         The acquisition of The Rival Company will allow Holmes to expand its product line to include such well-known brands as Bionaire(R), Patton(R) and Pollenex(R), as well as gain entry into the small kitchen appliance market through the established Rival(R) brands, including Crock-Pot(R) slow cookers. In addition, Holmes' international operations will be strengthened by Rival's more extensive global network. Holmes' strong captive offshore manufacturing will complement Rival's domestic manufacturing capability. Domestic distribution capabilities will be significantly expanded as Holmes' east and west coast distribution centers gain new territorial footholds through Rival's modern distribution centers in the midwest.

         "As we look to the future, Rival's Board of Directors believes this merger agreement is in the best interests of all of our stockholders. It's no secret that these are challenging times globally, and we are very pleased to unite with Holmes on a fair and equitable basis for our shareholders," said Thomas K. Manning, Rival's chairman and chief executive officer. "Holmes is known for innovation, integrity and commitment to consumers' health and comfort
- values that we at Rival also embrace. Combining forces will help us continue to deliver superior products and service for our customers, with a quality work environment for associates."

         The acquisition will be financed, in part, by an additional equity investment by Berkshire Partners LLC ("Berkshire"), Holmes' majority shareholder following the November 1997 recapitalization of Holmes by Berkshire and management. "Our investment in Holmes to support the Rival acquisition is consistent with our strategy of investing in and supporting companies with attractive growth prospects and partnering with talented management teams," said Richard K. Lubin, Managing Director of Berkshire Partners. "We are excited about the prospect of combining the strengths of Holmes and Rival and their respective managements."

         Donaldson, Lufkin & Jenrette has acted as Holmes' financial advisor in connection with the transaction, and is acting as dealer manager for the tender offer.

         Holmes Products Corp. is a leader in the development of home comfort products, including fans, heaters, humidifiers, and air purifiers. In addition, Holmes markets and distributes a variety of home and office lighting products. Holmes' net sales for the year ended December 31, 1997 were $192.2 million, and for the nine months ended September 30, 1998 were $157.6 million. Holmes is headquartered in Milford, Massachusetts, and has offices in Toronto, Taiwan and Hong Kong. More information on Holmes may be obtained from the Company's website at http://www.holmesproducts.com.


         The Rival Company is a leading manufacturer of a variety of products including small kitchen and personal care appliances, such as Crock-Pot(R) slow cookers, can openers and massagers. The company markets products under the brand names Rival(R), Rival Select(R), Simer(R), Bionaire(R), Patton(R), Pollenex(R) and White Mountain(R). Rival's net sales for its fiscal year ended June 30, 1998, were $376.9 million.

         Some of the statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking information is inherently subject to risks and uncertainties, which include, but are not limited to, the successful and timely completion of this transaction, the effective integration of Rival into Holmes and the overall economic, market, and industry conditions, as well as the risks described from time to time in reports filed by Holmes and Rival with the Securities and Exchange Commission, including their most recently filed Form 10-K and Form 10-Q reports. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.


                                       ###